Exhibit No. 2

                                   May 5, 1997

The Board of Directors
Home City Financial Corp.
63 West Main Street
Springfield, OH  45502

Gentlemen:

          I have reviewed your March quarterly financial results.
They are mediocre at best. These results add no enhancement to our stock.

          I.   EARNINGS.

          In previous quarters (September and December) the rate of earnings (pro-forma) ran at a higher rate than those realized for the March quarter. At $178,000 net for the March quarter, a higher stock price is unfortunately unjustified ($.75 per share annualized on full 952,000 shares outstanding). This equates to a very rich PE ratio of 17.9 currently (stock price at $13.25). In fact, a decline in the stock value could easily occur on these meager earnings.

          II.  EXPENSES.

          G&A is too high, at a ratio-to-assets of 2.18 now
(annualized for the March quarter). Similarly, efficiency ratio has risen to the worst level of the past 3 quarters, now at 56%.
Expenses must be cut to provide for added profits.

          III. RETURN ON ASSETS.

          Now at the lowest level of the past 3 quarters - 1.04%, down from 1.26% at 9/30/96 and 1.13% at 12/31/96.

          IV.  RETURN ON EQUITY.

          Poor, at only 5%, annualized, for the March quarter.







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The Board of Directors
Home City Financial Corp.
May 5, 1997
Page 2


          V.   DEPOSITS.

          Not growing - up only $600,000 over 6 months (9/96 thru 3/97), an increase of only 1.2%.

          In view of all the foregoing, I am concerned about our stocks present value, and fearful of a decline, unless your June quarter results are much better - at least $250,000.

          In order to enhance value in the interim, you need to do a 5% (or 10% if allowable) stock repurchase at the earliest opportunity. In late June you will have been public the required
6 months.

          Also, your excessive capital-to-assets ratio of 20.6% dictates a large special dividend, preferably a tax-free return of capital, but taxable if that is all that is possible. I hope you are working closely with your accountants, the Charles Webb Co., and the IRS on this matter currently.

          Your recent dividend declaration was only a first, small step in what needs to be done to cause any further enhancement in the stock value. I would argue that a dividend of $.10 for the next quarter would be appropriate, all things considered.

          I would welcome your comments.

                                       Very truly yours,



                                        Jerome H. Davis
                                          (signature)


P.S. At 3/31/97, what are total NPA's?

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